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EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2003 except for the fourth paragraph of Note 21, as to which the date is July 11, 2003 relating to the financial statements and financial statement schedules of The Macerich Company which appears in the Current Report on Form 8-K dated July 14, 2003. We also consent to the incorporation by reference of our report dated February 13, 2003 relating to the financial statements and financial statement schedule of Pacific Premier Retail Trust, which appears in The Macerich Company's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the heading "Experts" in such registration statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
July 14, 2003

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  EXHIBIT 23.1